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                                                                    Exhibit 99.4


               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

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Jeffery Treadway,                              :
                                               :     Civil Action No. 19810-NC
                     Plaintiff,                :
                                               :
        v.                                     :
                                               :
Jon H. Outcalt, Kevin B. Shaw,                 :
Boake A. Sells, Richard L. Osborne             :
and NCS Healthcare, Inc.,                      :
                                               :
                     Defendants.               :
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                                   COMPLAINT
                                   ---------

     Plaintiff, Jeffery Treadway, by his attorneys, alleges upon information and belief, except as to paragraph 1 which is alleged upon personal knowledge, as follows:

                                  THE PARTIES
                                  -----------

     1. Plaintiff Jeffery Treadway ("plaintiff") is the owner of common stock of NCS Healthcare, Inc. ("NCS" or the "Company") and has been the owner of such shares continuously since prior to the wrongs complained of herein.

     2. Defendant NCS is a corporation duly existing and organized under the laws of the State of Delaware, with its principal executive offices located at 3201 Enterprise Parkway, Suite 220, Beachwood, OH. NCS provides pharmacy and related services to long-term care and acute care facilities. The Company purchases and dispenses prescription and non-prescription pharmaceuticals, and provides management services, medical record keeping, and drug therapy evaluation.

     3. Defendant Jon H. Outcalt ("Outcalt") is and at all times relevant hereto has been Chairman of the Board of Directors of NCS. Mr. Outcalt owns approximately 263,895 shares of

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NCS Class A Stock and 3,476,086 shares of Class B Stock. Class A Stock carries one vote per share and Class B Stock carries ten votes per share. Therefore, Mr. Outcalt controls approximately 49% of the voting power of the Company.

     4. Defendant Kevin B. Shaw ("Shaw") is and at all times relevant hereto has been President, Chief Executive Officer, Secretary and a director of NCS. Mr. Shaw owns approximately 106,041 Class A Stock and 1,141,134 shares of Class B Stock, and therefore, controls approximately 16% of the voting power of the Company. In the aggregate, Messrs. Outcalt and Shaw control approximately 65% of the Company's voting power.

     5. Defendant Boake A. Sells ("Sells") is and at all times relevant hereto has been a director of NCS. Mr. Sells also provides NCS with consulting services pursuant to a consulting agreement with NCS.

     6. Defendant Richard L. Osborne ("Osborne") is and at all times relevant hereto has been a director of NCS.

     7. The defendants referred to in paragraphs 3 through 6 are collectively referred to herein as the "Individual Defendants."

     8. The Individual Defendants are in a fiduciary relationship with plaintiff and the other public stockholders of NCS, and owe them the highest obligations of good faith, fair dealing, due care, loyalty and full, candid and adequate disclosure.

                            CLASS ACTION ALLEGATIONS
                            ------------------------

     9. Plaintiff brings this action on his own behalf and as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of herself and the public shareholders of NCS common stock (the "Class"). Excluded from the Class are defendants herein and any person, firm,


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trust, corporation or other entity related to or affiliated with any of the defendants.

     10. This action is properly maintainable as a class action.

     11. The Class is so numerous that joinder of all members is impracticable. As of May 10, 2002, NCS had approximately 18.4 million shares of Class A Stock and 5.2 million shares of Class B Stock outstanding.

     12. There are questions of law and fact which are common to the Class, including, INTER ALIA, the following;

          (a) whether defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the other members of the Class; and

          (b) whether plaintiff and the other members of the Class would be irreparably damaged were the transactions complained of herein consummated.

     13. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

     14. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.


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        15. Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

                           SUBSTANTIVE ALLEGATIONS
                           -----------------------

        16. On July 29, 2002, NCS announced that it entered into a merger agreement with Genesis Health Ventures, Inc. ("Genesis"), pursuant to which Genesis would acquire all of the shares of NCS common stock for 0.1 share of Genesis common stock, valuing each share of NCS at approximately $1.60 per share. The agreement also provides for the assumption of $308 million in debt, valuing the deal at approximately $340 million.

        17. Though the $1.60 per share consideration is a premium over the closing price of NCS stock the day prior to the announcement, the transaction does not represent the true value of the assets and the future prospects of the Company.

        18. In fact, Omnicare, Inc. ("Omnicare"), a leading provider of pharmaceutical care for the elderly, has offered up to $3.50 per share in cash for each NCS share, and intends to commence a cash tender offer for all outstanding shares of NCS at $3.50 per share.

        19. Omnicare, among other things, serves approximately 729,500 residents in long-term care facilities in 45 sates, provides clinical research services for the pharmaceutical and biotechnology industries in 27 countries, and has annual sales of approximately $2.1 billion.

        20. In a letter to the Company dated July 28, 2002, Omnicare offered to purchase each outstanding share of NCS for $3 per share in cash, or $400 million. Omnicare has stated that it is "prepared to negotiate quickly" and its cash offer is not subject to financing contingencies or "break-up" fees that would deter potential acquirers from offering a higher price for the Company. In fact,

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Omnicare has already presented NCS with a draft merger agreement, which was sent along with Omnicare's July 28, 2002 letter.

        21. On August 1, 2002, Omnicare said it would increase its offer for NCS to $3.50 per share, and intends to commence a tender offer at that price.

        22. It does not appear that defendants sought a third party buyer for NCS, nor did they shop the Company in order to obtain a higher price. On the contrary, defendants have agreed to vote their shares in favor of this merger transaction in the face of a superior offer from Omnicare and prior to shopping the Company.

        23. The proposed consideration of $1.60 per share does not represent the true value of the assets and future prospects of NCS and does not adequately reflect the value of the NCS' common stock. Defendants' agreement to the transaction for inadequate consideration constitutes breach of their fiduciary duties.

        24. Defendants have breached their fiduciary duties to plaintiffs and NCS' public shareholders by not renegotiating and/or reformulating the terms of the merger. Absent injunctive relief of the Court, plaintiff and the Class will be irreparably harmed as a result of defendants' breaches of their fiduciary duties.

        25. In light of the foregoing, the Individual Defendants must, as their fiduciary obligations require, act independently so that the interests of NCS' public stockholders will be protected; and adequately ensure that no conflicts of interest exist between the interests of defendants, including Outcalt, and their fiduciary obligations to NCS' public stockholders or, if such conflicts exist, to ensure that all conflicts are resolved in the best interests of NCS' public stockholders.

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     26. Plaintiff and the Class have no adequate remedy at law.

     WHEREFORE, plaintiff prays for judgment and relief as follows:

     A. Ordering that this action may be maintained as a class action and certifying plaintiff as the Class representative;

     B. Preliminarily and permanently enjoining defendants and all persons acting in concert with them, from proceeding with, consummating or closing the transaction;

     C. In the event the buyout is consummated, rescinding it and setting it aside or awarding rescissory damages to the Class;

     D. Directing defendants to account to Class members for their damages sustained as a result of the wrongs complained of herein;

     E. Awarding plaintiff the costs of this action, including a reasonable allowance for plaintiff's attorneys' and experts' fees;

     F. Granting such other and further relief as this Court may deem just and proper.

                                ROSENTHAL, MONHAIT, GROSS
                                      & GODDESS, P.A.


                                By:   /s/ Carmella P. Keener
                                    -----------------------------------
                                    Suite 1401, 919 Market Street
                                    P.O. Box 1070
                                    Wilmington, DE 19899
                                    (302) 656-4433

OF COUNSEL:

CAULEY GELLER BOWMAN & COATES, LLP
Once Boca Place
2255 Glades Road, Ste. 421A
Boca Raton, FL 33431






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